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                                                                    EXHIBIT 10.8


                        WESTCOAST HOSPITALITY CORPORATION
                    SEPARATION AND GENERAL RELEASE AGREEMENT

         This Separation and General Release Agreement (hereinafter "Agreement") is entered into on this 31st day of July, 2003, by and between Sharon Sanchez (hereinafter referred to as "Employee") and WESTCOAST HOSPITALITY CORPORATION, including its subsidiaries and affiliates (hereinafter referred to as the "Company").

         WHEREAS, Employee was employed by Company; and

         WHEREAS, Employee has expressed her desire to resign from the Company effective August 31, 2003 on mutually agreeable terms; and;

         WHEREAS, both parties wish to clearly set forth the terms and conditions of Employee's departure from employment.

         NOW, THEREFORE, for and in consideration of the mutual promises, terms and conditions set forth below, the sufficiency of such consideration being expressly acknowledged by the parties hereto, Company and Employee do hereby agree as follows:

         1. SEPARATION DATE. Employee's last day of employment with Company shall be August 31, 2003. Company agrees to pay Employee her base salary and any accrued, unused vacation through the Separation Date, and to reimburse Employee for any reasonable business expenses Employee has incurred prior to the Separation Date for which Employee submits appropriate documentation pursuant to Company's reimbursement policies within 30 days of the Separation Date.

         2. TRANSITION MATTERS. Employee agrees to provide reasonable cooperation to Company with the transition of Company business both before and after the Separation Date, provided that after the Separation Date cooperation shall generally be limited to answering occasional telephone inquiries. In the event any charge, complaint or lawsuit is filed against Company or any affiliate, Employee agrees to provide reasonable cooperation to Company in the defense of the same including , without limitation, meeting with and providing information to Company and/or its agents and attorneys upon reasonable notice and at mutually agreed upon times and places.

         3. SEVERANCE. Employee will receive six (6) months of salary as severance pay, in the amount of $ 80,000, less all applicable federal and state withholdings, which shall be paid to Employee as continuing salary payments at regular payroll dates for a period of six months beginning on the next payroll date following the Separation Date, assuming Employee has signed and has not revoked this Agreement. Employee agrees that she is not entitled to other payments or benefits except as provided in this Agreement.

         4. COBRA. Employee will have the right to obtain COBRA medical benefit coverage for a period of eighteen (18) months after January 2, 2002. If Employee elects COBRA coverage, Company will pay the premiums required to maintain the COBRA coverage for a period equal to the earlier of six months following the Separation Date or such date as Employee becomes eligible to participate under another employer's medical plan. Employee agrees to notify Company promptly upon her acceptance of other employment and , upon Company's

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request, to provide such information as is reasonably necessary to determine the date of her eligibility for medical insurance coverage.

         5. COMMUNICATION OF RESIGNATION. Company and Employee agree that for all future purposes they will characterize Employee's separation as a voluntary resignation. Employee agrees to obtain approval in advance from Company's CEO of the timing and substance of any communication concerning her resignation from the Company.

         6. GENERAL RELEASE AND WAIVER. Employee, along with Employee's successors and assigns, hereby waive, release, and forever discharge Company and all parent, related, affiliated or subsidiary organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their predecessors, successors and assigns, of and from, and covenant not to sue with respect to any and all claims, charges, causes of action, debts, damages, or liabilities (including attorney's fees and costs incurred), whether known or unknown, related in any way to Employee's employment with Company and termination thereof. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting wrongful termination, breach of an oral or written contract, misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, employment discrimination of all types, sexual harassment, claims for wages and benefits and Equal Pay Act violations, or rights or claims that have accrued prior to the execution of this Agreement under the Federal Age Discrimination and Employment Act (29 U.S.C. Section 621, et seq., as amended by the Older Worker's Benefit Protection Act). Furthermore, it is agreed by and between the parties to this Agreement that this Agreement is to be in full accord, satisfaction and settlement of all claims of every nature and kind, including, but not limited to, compensation and benefits, arising out of or related to employment or termination of employment with Company. This release includes any claims pursuant to statute or otherwise for attorneys' fees and costs, and Employee agrees that she will bear her own attorneys' fees and costs, if any.

         7. OTHER PLANS. Employee's rights, if any, under retirement, savings or 401(k) plans of Company will be determined under the terms of those plans as they exist on any relevant date and are not affected by this Agreement.

         8. RETURN OF PROPERTY. Employee affirms that Employee will return to Company on or before the Separation Date all Company property in Employee's possession, including, but not limited to, credit cards, all keys to Company buildings or property, all Company owned equipment and all Company documents and papers, manuals, files and all other trade secrets and/or confidential Company information.

         9. REFERENCES. Should any prospective employer request any information about Employee, Company shall comply with its verification policy by disclosing only dates of employment and positions held.

         10. NON-DISPARAGEMENT. Employee agrees not to make any statements, verbally or in writing, about the Company and any of its officers, directors, employees and agents in any manner that is intended to, or does, call into question their morality, conduct, business ability, or business judgment; provided that Employee will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

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         11.      NONDISCLOSURE. Employee agrees that, except as authorized in writing by the Employer, he has not and will not directly or indirectly use, disclose, reproduce, or in any other way publicly or privately disseminate or discuss any "Proprietary and Confidential Information" of the Company. Proprietary and Confidential Information shall mean all information not generally known to the public which relates to the Company, the business or personnel of the Company or to any third parties doing business with Company, including but not limited to information about the Company's relationships with governmental authorities, public and private organizations and businesses; company strategies and business plans; customers and prospective customers; providers or vendors; pricing, product or rating information, billing and financial data; and sales and marketing information. Proprietary and Confidential Information shall also include all other information that has been treated or designated by the Company as confidential or proprietary.

         12. NONSOLICITATION. For a period of one (1) year from the Separation Date, Employee will not directly or indirectly solicit, induce, influence or entice, or attempt to solicit, induce, influence or entice any customer, supplier, vendor, employee or contractor of Company to cease or alter its relationship with Company.

         13. NONCOMPETITITON. For a period of one (1) year from the Separation Date, Employee agrees that she will not, without obtaining Company's written permission, directly or indirectly own, manage, be employed by, consult with, perform services for, or engage in any business in Idaho, Washington, Oregon, or Northern California which competes with the Company's business (except that Employee shall not be restricted from owning less than 1 percent of equity in a public corporation). For purposes of this Agreement, the Company's business is defined to be owning and/or managing hotels.

         14. NO FUTURE EMPLOYMENT WITH COMPANY. Employee agrees that she will not apply for or seek employment with Company in the future.

         15. OTHER CLAIMS. Employee represents that Employee has no pending complaints, charges, lawsuits or claims against Company with any governmental agency or any court.

         16. KNOWING AND VOLUNTARY AGREEMENT. Employee understands and acknowledges the significance and consequence of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, obligations and causes of action. Employee acknowledges that Employee has been given fully opportunity to review and consider the terms of this Agreement. Further, Employee executes this Agreement only after full reflection, analysis, and in understanding of its provisions.

         17. NON-ADMISSION OF LIABILITY. This Agreement shall not be construed as an admission by Company or Employee of any liability to the other, breach of any agreement between Employee and Company, or violation by Company or Employee of any statute, law, or regulation, nor shall it be construed as an admission by Company or Employee of any misconduct or deficient performance.

         18. APPLICABLE LAW. This Agreement is to be construed in accordance with the laws of the State of Washington.

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         19.      ARBITRATION. Any controversies or claims arising out of or related to this Agreement shall be fully and finally settled by arbitration in Spokane, Washington, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator, either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules, except that the parties shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of ninety (90) days following the selection and notification to the arbitrator and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         20. SEVERABILITY. It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid and unenforceable, the remaining provisions shall, nevertheless, continue to be valid and enforceable.

         21. ENTIRE AGREEMENT. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. All prior employment agreements, or other policies or practices, written or oral, between Employee and Company are superseded by this Agreement except as identified as continuing by this Agreement. This Agreement shall not be altered or varied except in a writing signed by Employee and Company's representative. It is expressly acknowledged and recognized by the parties that there are no oral or written collateral agreements or understandings between the parties other than as contained in this document.

         22. NON-WAIVER OF TERMS. Failure by either party to insist upon compliance with any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or times be deemed a waiver or relinquishment of any right or power at any other time or times.

         23. BINDING AGREEMENT. This Agreement is binding not only on the parties hereto, individually and collectively, but shall also be binding upon the respective heirs, estates, personal representatives, directors, officers, employees, agents, trustees, affiliated companies, predecessors, successors, assigns, parent organizations, related organizations, subsidiary organizations, all of whom are bound hereby and any person signing below on behalf of Company freely executes this Agreement as the agent of such entity, on behalf thereof and with full authority to do so.

         24. REVIEW/REVOCATION OF AGREEMENT. Employee acknowledges that Employee has been allowed at least twenty-one (21) days in which to consider this Agreement. The execution of this Agreement prior to taking the full twenty-one (21) days to consider this Agreement is done pursuant to Employee's knowing and voluntary choice to do so. Further, this Agreement may be revoked by Employee by written notice of revocation to and received by Mr. Art Coffey, President, WestCoast Hospitality Corporation, 201 W. North River Drive, Spokane, Washington 99201, within seven (7) days following Employee's execution of this Agreement. Written notice shall be deemed received three (3) days after the date postmarked if sent by prepaid mail properly

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addressed. Unless revoked in accordance with this paragraph, the Agreement will become final and irrevocable on the eighth (8th) day following Employee's execution of this Agreement.

         25. CONFIDENTIALITY OF AGREEMENT. Employee and Company agree that the terms, payments and conditions provided for in this Agreement shall remain confidential as between the parties and shall not be disclosed to any other person, other than attorneys, accountants or other professional service providers, to the extent necessary in their rendition of professional services to the parties. However, disclosure may be made when either party is required to do so pursuant to the directives, rules or regulations of any court, governmental or regulatory body.

         26. TITLES. The titles of the paragraphs of this Agreement are inserted merely for convenience and ease of reference and shall not effect or modify the meaning of any terms, covenants or conditions of this Agreement.

         27. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

                  PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE: 7/31/03                             /s/ Sharon Sanchez
                                          --------------------------------------
                                          EMPLOYEE

DATE: 7/31/03                             WESTCOAST HOSPITALITY
                                          CORPORATION

                                          By: /s/ Arthur Coffey
                                              ----------------------------------
                                                   Its President and CEO

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